Exhibit 99.1

FTE Networks Announces 1-for-20 Reverse Stock Split

FTE Networks, Inc. (FTNW) ("FTE" or the "Company"), a leading networking infrastructure service solutions provider in the technology and telecommunications vertical, announced that it has effectuated a 1-for-20 reverse stock split of its common stock (the “reverse split”), as well as an increase in the total authorized share count to 200,000,000 shares of common stock (the "Share Increase").

The effective date for trading purposes will be on May 26, 2016. As of that date, each 20 shares of issued and outstanding common stock and equivalents will be converted into one (1) share of common stock. The par value per share will remain unchanged. Any fractional shares of our common stock resulting from the reverse split will be rounded up to the next whole share. In addition, at the market open on May 26, 2016, the common stock will trade under a new CUSIP number, 30283R 303. FTE’s common stock will trade under the ticker symbol "FTNWD" for a period of 20 business days after the reverse stock split has been effected in the marketplace and will revert back to “FTNW” after the 20 days.

"By completing this reverse stock split, we are continuing to strengthen our Company and its position in the capital markets. We expect to gain broader access to the institutional investment community, as we continue to expand our business in a strategic and accretive fashion. Our new capital structure will provide the availability of common stock necessary for our future fundraising efforts, as well as organic and acquisition growth enabling us to become a more diversified network infrastructure services company." said Michael Palleschi, CEO and Chairman of the Board of FTE Networks.

Additional information about the reverse stock split can be found in the Company's Definitive 14C - Information Statement filed with the Securities and Exchange Commission on April 18, 2016, a copy of which is available at www.sec.gov and the Company's website www.ftenet.com.

About FTE Networks, Inc.

FTE Networks, Inc., and its wholly owned subsidiaries, is a leading international networking infrastructure service solutions company. We design, build, and support telecommunications and technology systems and infrastructure services for Fortune 500 companies operating four (4) industry segments: Data Center Infrastructure, Fiber Optics, Wireless Integration, and Surveillance & Security. FTE Networks is headquartered in Naples, Florida, with offices throughout the United States and Europe.

Forward Looking Statements

This release may contain forward-looking statements relating to the business of FTNW. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on FTNW's current expectations and beliefs concerning future developments and their potential effects on FTNW. There is no assurance that future developments affecting FTNW will be those anticipated by FTNW. FTNW undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

Contact:

FTE Networks, Inc.

Kirstin Gooldy

Chief Compliance Officer/Investor Relations
999 Vanderbilt Beach Rd., Suite 601
Naples, FL 23108
(877) 850-4308
Email: ir@ftenet.com

Investor Relations
Porter, LeVay & Rose
Michael Porter or Matthew Abenante
(212) 564-4700
Email: matthew@plrinvest.com